Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reaffirms Fiscal 2019 Guidance and Announces Upcoming Conference Participation

TUSTIN, CA, May 9, 2019 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today reaffirmed its earnings guidance for the fiscal year ended April 30, 2019. As stated in Avid’s Q3 earnings release dated March 11, 2019, the company expects to end the fiscal year within the lower half of its revenue guidance of $51 million - $55 million.

Avid also announced today that company management will participate in the following May and June conferences:

•	UBS Global Healthcare Conference
Dates: May 20 – 22, 2019
Location: Grand Hyatt, New York, NY

•	2019 BIO International Convention
Dates: June 3 – 6, 2019
Location: Pennsylvania Convention Center, Philadelphia, PA

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and cGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not achieve cash flow or EBITDA positive, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that the company may experience technical difficulties in completing client projects which could delay delivery of products to customers, revenue recognition and receipt of payment or the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, and the risk that the company may need to use the majority of its cash to fund operations, thereby delaying the in-process upgrades to its process development capabilities and contemplated expansion plans. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2018, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.